Exhibit 99.2

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

Contact:	News Media: Laura Plumb—(813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

TECO ENERGY RESPONDS TO MOODY’S RATINGS ACTION

April 21, 2003, Tampa, FL – TECO Energy – (NYSE:TE) today responded to Moody’s Investors Service ratings action to downgrade its senior unsecured debt ratings to Ba1 with a negative outlook.

TECO Energy Chairman and CEO Robert Fagan said, “We are disappointed that Moody’s took this action in light of the significant announcements that we made on April 11th to further improve our cash position and financial flexibility. As evidenced by the improvement in the price of our debt securities following our announcements, the debt holders appreciated the steps TECO Energy was taking to improve its cash position.”

“In spite of the downgrade of TECO Energy, Tampa Electric continues to be rated a strong investment grade company with an A3 rating and continues to have access to the commercial paper market. Moody’s clearly distinguished between the risk from the merchant energy sector at TECO Power Services and the strong, stable regulated operations at Tampa Electric,” Fagan noted.

Senior Vice President Finance and CFO Gordon Gillette said, “This ratings action is a significant change for TECO Energy, but as we described in our financial update on April 11th we have the necessary liquidity available to meet the requirements brought on by this ratings change.”

This ratings change triggers the requirement to, within fifteen days, post letters of credit for, or repay, the $375 million unpaid balance of the equity bridge loan associated with the construction of the Union and Gila River power stations, and to post letters of credit for the estimated amounts remaining under the project completion undertaking for these projects. The company is prepared to comply with these requirements.

In addition, this downgrade will require that the energy management group at TECO Power Services post collateral with its trading partners for its activities. It is currently estimated that the amount of collateral to be posted is $30 million.

The ratings change also causes certain covenants in the $380 million of five-year notes issued in November 2002 to become operative, including EBITDA to interest coverage tests. The company’s current EBITDA to interest coverage, as defined under these agreements, is significantly above the minimum levels required.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions. For more information visit www.tecoenergy.com